EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

1.          The Park Avenue Bank, Valdosta, Georgia1

  FCB Properties, LLC1

2.           PAB Bankshares Capital Trust II 2

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1    State of incorporation or organization is Georgia.
2    State of incorporation or organization is Delaware.